Target Portfolio Trust

Distribution and Service Plan

(Class R Shares)

The Distribution and Service Plan (the Plan) set forth below constitutes the written Distribution Plan for Class R shares issues by the Target Portfolio Trust, a Delaware business trust (the Trust), adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the Investment Company Act) and Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (NASD). During the effective term of this Plan, the Trust may incur expenses primarily intended to result in the sale of its Class R shares or to maintain or improve account services provided to holders of its Class R shares upon the terms and conditions hereinafter set forth.

WHEREAS, the Trust is an open-ended management company. The shares of the Trust may be issues in one or more series (each, a Portfolio) and the shares of each Portfolio may be issues in multiple classes.

WHEREAS, this Plan initially will pertain to Class R shares of each of the Portfolios named in exhibit A attached hereto and made a part hereof (each, a Participating Fund). This Plan shall also apply to the Class R shares of any other series of the Trust designated from time to time by the Board of Trustees of the Trust and added to the list of Participating Funds. Where used in this Plan, the terms “Shares” or “Class R shares” shall pertain only to Class R shares of a Participating Fund.

WHEREAS, in order to provide for the implementation of the payments provided for pursuant to this Plan, the Trust may enter into a distribution agreement with Prudential

Investment Management Services LLC (PIMS or the Distributor), pursuant to which the Fund will employ the Distributor to distribute Class R shares issued by the Fund (Class R shares). Under the Plan, each Participating Fund intends to pay to the Distributor, as compensation for its services, a distribution and service fee with respect to Class R shares.

WHEREAS, a majority of the Board of Trustees of the Fund, including a majority of those Trustees who are not "interested persons" of the Fund (as defined in the Investment Company Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the Rule 12b-1 Trustees), have determined by votes cast in person at a meeting called for the purpose of voting on this Plan that there is a reasonable likelihood that adoption and continuation of this Plan will benefit each Participating Fund and its shareholders. Expenditures under this Plan by the Fund for Distribution Activities (defined below) are primarily intended to result in the sale of Class R shares of a Participating Fund within the meaning of paragraph (a)(2) of Rule 12b-1 promulgated under the Investment Company Act.

WHEREAS, the purpose of the Plan is to create incentives to the Distributor and/or other qualified broker-dealers and their account executives to provide distribution assistance to their customers who are investors in a Participating Fund, to defray the costs and expenses associated with the preparation, printing and distribution of prospectuses and sales literature and other promotional and distribution activities and to provide for the servicing and maintenance of shareholder accounts.

The Plan

The material aspects of the Plan are as follows:

1.	Distribution Activities

The Trust shall engage the Distributor to distribute Class R shares of each Participating Fund and to service shareholder accounts using all of the facilities of the Distributor’s distribution network, including sales personnel and branch office and central support systems, and also using such other qualified broker-dealers and financial institutions as the Distributor may select, including Wachovia Securities, LLC (Wachovia) and Pruco Securities Corporation (Prusec). Services provided and activities undertaken to distribute Class R shares of the Participating Fund are referred to herein as "Distribution Activities."

2.	Payment of Service Fee

Each Participating Fund shall pay to the Distributor as compensation for providing personal service and/or maintaining shareholder accounts a service fee of up to .25 of 1% per annum of the average daily net assets of the Class R shares (service fee). The Participating Fund shall calculate and accrue daily amounts payable by the Class R shares of the Participating Fund hereunder and shall pay such amounts monthly or at such other intervals as the Board of Trustees may determine.

3.	Payment for Distribution Activities

The Participating Fund shall pay to the Distributor as compensation for its services a distribution fee, together with the service fee (described in Section 2 hereof), of up to .75 of 1% per annum of the average daily net assets of the Class R shares of the Participating Fund for the performance of Distribution Activities. The Participating Fund shall calculate and accrue daily amounts payable by the Class R shares of the Participating Fund hereunder and shall pay such amounts monthly or at such other intervals as the Board of Trustees may determine. Amounts payable under the Plan shall be subject to the limitations of Rule 2830 of the NASD Conduct Rules.

Amounts paid to the Distributor by the Class R shares of the Participating Fund will not be used to pay the distribution expenses incurred with respect to any other class of shares of the Participating Fund except that distribution expenses attributable to the Participating Fund as a whole will be allocated to the Class R shares according to the ratio of the sales of Class R shares to the total sales of the Participating Fund's shares over the Participating Fund's fiscal year or such other allocation method approved by the Board of Trustees. The allocation of distribution expenses among classes will be subject to the review of the Board of Trustees.

The Distributor shall spend such amounts as it deems appropriate on Distribution Activities which include, among others:

(a)          sales commissions and trailer commissions paid to, or on account of, account executives of the Distributor; indirect and overhead costs of the Distributor associated with Distribution Activities, including central office and branch expenses;

(b)          amounts paid to Wachovia or Prusec for performing services under a selected dealer agreement between Wachovia or Prusec and the Distributor for sale of Class R shares of the Participating Fund, including sales commissions, trailer commissions paid to, or on account of, agents and indirect and overhead costs associated with Distribution Activities;

(c)          advertising for the Participating Fund in various forms through any available medium, including the cost of printing and mailing Participating Fund prospectuses, statements of additional information and periodic financial reports and sales literature to persons other than current shareholders of the Participating Fund; and

(d)          sales commissions (including trailer commissions) paid to, or on account of, broker-dealers and financial institutions (other than Wachovia or Prusec) which have entered into selected dealer agreements with the Distributor with respect to Class R shares of the Participating Fund.

4.	Quarterly Reports; Additional Information

An appropriate officer of the Participating Fund will provide to the Board of Trustees of the Participating Fund for review, at least quarterly, a written report specifying in reasonable detail the amounts expended for Distribution Activities (including payment of the service fee) and the purposes for which such expenditures were made in compliance with the requirements of Rule 12b-1. The Distributor will provide to the Board of Trustees of the Participating Fund such additional information as the Board shall from time to time reasonably request, including information about Distribution Activities undertaken or to be undertaken by the Distributor.

The Distributor will inform the Board of Trustees of the Participating Fund of the commissions and account servicing fees to be paid by the Distributor to account executives of the Distributor and to broker-dealers and financial institutions which have selected dealer agreements with the Distributor.

5.	Effectiveness; Continuation

This Plan shall become effective only upon compliance with Section 12(b) of the Investment Company Act and Rule 12b-1 thereunder and shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually by a majority of the Board of Directors and a majority of the Qualified Directors by votes cast in person at a meeting called for the purpose of voting on continuation of the Plan.

PIMS, and any other person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related Agreement shall provide to the Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

6.	Termination

This Plan may be terminated at any time, without the payment of any penalty, by a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Class R shares of the Participating Fund, or by the Distributor, on sixty (60) days’ written notice to the other party. This Plan shall automatically terminate in the event of its assignments.

7.	Amendments

The Plan may not be amended to change the combined service and distribution fees to be paid as provided for in Sections 2 and 3 hereof so as to increase materially the amounts payable under this Plan unless such amendment shall be approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Class R shares of the Fund. All material amendments of the Plan shall be approved by a majority of the Board of Trustees of the Fund and a majority of the Rule 12b-1 Trustees by votes cast in person at a meeting called for the purpose of voting on the Plan.

8.	Rule 12b-1 Trustees

While the Plan is in effect, the selection and nomination of the Trustees shall be committed to the discretion of the Rule 12b-1 Trustees.

9.	Records

The Fund shall preserve copies of the Plan and any related agreements and all reports made pursuant to Section 4 hereof, for a period of not less than six years from the date of effectiveness of the Plan, such agreements or reports, and for at least the first two years in an easily accessible place.

Dated: August	, 2006

Exhibit A

List of Participating Funds, each a Portfolio of the Trust:

Large Capitalization Growth Portfolio

Large Capitalization Value Portfolio
Small Capitalization Growth Portfolio
Small Capitalization Value Portfolio
International Equity Portfolio
International Bond Portfolio
Total Return Bond Portfolio
Intermediate-Term Bond Portfolio
Mortgage Backed Securities Portfolio
U.S. Government Money Market Portfolio

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